UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2025

SOLUNA HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40261	14-1462255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Washington Avenue Extension
Albany, New York	12205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (516) 216-9257

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SLNH	The Nasdaq Stock Market LLC
9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share	SLNHP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Officer

On August 5, 2025, John Tunison notified Soluna Holdings, Inc. (the “Company”) that, effective August 21, 2025, he will resign from his position as Chief Financial Officer (“CFO”) and Treasurer of the Company. Mr. Tunison’s decision to resign was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(c) Appointment of Officer

In connection with Mr. Tunison’s resignation, on August 8, 2025, David C. Michaels, a member of the Company’s Board of Directors (the “Board”), was appointed as the Company’s interim CFO and Treasurer, effective August 21, 2025. The Company has commenced a search for a permanent CFO and Treasurer.

Mr. Michaels, age 70, has served as a member of the Board since August 2013, as the Company’s Lead Independent Director from June 2016 until April 2023, as the Chairman of the Company’s Audit Committee from 2013 to 2023, and as the Chairman of the Board from January 2017 to January 2022. Mr. Michaels also served as the Company’s interim CFO from April 24, 2023 until his resignation from such position on April 8, 2024, upon the appointment of Mr. Tunison as the Company’s CFO. Mr. Michaels served as the CFO of the American Institute for Economic Research, Inc., an internationally-recognized economics research and education organization, from October 2008 until his retirement in May 2018. Prior to that, Mr. Michaels served as CFO at Starfire Systems, Inc. from December 2006 to September 2008. Mr. Michaels worked at Albany International Corp. from March 1987 to December 2006 as Vice President, Treasury and Tax, and Chief Risk Officer. Mr. Michaels also worked at Veeco Instruments from May 1979 to March 1987 in various roles including Controller and Tax Manager. Mr. Michaels is the Chairman of the board of directors and Chair of the Audit Committee of Iverson Genetic Diagnostics, Inc. Mr. Michaels has a B.S. with dual majors in Accounting and Finance and a minor in Economics from the University at Albany and completed graduate-level coursework at LIU Post (formerly C.W. Post Campus of Long Island University). Mr. Michaels also completed the Leadership Institute Program at the Lally School of Management & Technology at Rensselaer Polytechnic Institute.

There are no family relationships between Mr. Michaels and any Company director or executive officer, and no arrangements or understandings between Mr. Michaels and any other person pursuant to which he was selected as interim CFO. Mr. Michaels is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

In connection with Mr. Michael’s appointment, the Company and Mr. Michaels entered into a consulting agreement, effective August 21, 2025 (the “Consulting Agreement”). The Consulting Agreement provides for a four month term providing for consulting fees of $30,000 per month. Under the Consulting Agreement, the Company agreed to provide Mr. Michaels with D&O insurance until the five year anniversary of the termination or expiration of the Consulting Agreement and to reimburse Mr. Michaels for all reasonable and approved out-of-pocket expenses incurred in connection with the performance of his duties under the Consulting Agreement. The Company may terminate the Consulting Agreement at any time upon thirty days written notice to Mr. Michaels. The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On August 8, 2025, the Company issued a press release announcing the departure of John Tunison as CFO and Treasurer, and the appointment of Mr. Michaels as interim CFO and Treasurer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01 of Form 8-K and in Exhibit 99.1 attached hereto will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into any filing under the Securities Act of 1933 or into another filing under the Exchange Act, unless that filing expressly incorporates this information by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Consulting Agreement, entered into on August 8, 2025 and effective August 21, 2025, between Soluna Holdings, Inc. and David Michaels
99.1	Press Release, dated August 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLUNA HOLDINGS, INC.

Date: August 8, 2025	By:	/s/ John Tunison
John Tunison
Chief Financial Officer
(principal financial officer)